UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

OCTOBER 31, 2003
Date of Report (Date of earliest event reported)

DESTINY MEDIA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	000-28259	84-1516745
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

1055 West Hastings Street, Suite 1040
Vancouver, British Columbia, Canada	V6E 2E9
(Address of principal executive offices)	(Zip Code)

604-609-7736
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

ITEM 4.     CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

Destiny Media Technologies, Inc. (the "Company") has dismissed KPMG LLP (the "Former Accountant") as the principal independent accountant of the Company effective October 31, 2003. The Company has engaged Grant Thornton LLP, as its principal independent accountant effective October 31, 2003. The decision to change principal independent accountants has been approved by the Company’s audit committee and its board of directors.

The Former Accountant's report dated October 11, 2002 on the Company’s consolidated balance sheets as at August 31, 2002 and 2001 and the consolidated statements of operations, stockholders' deficiency and comprehensive loss and cash flows for each of the years ended August 31, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that the Former Auditor’s report included the following paragraph regarding our ability to continue as a going concern:

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has incurred recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

There were no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of the Former Accountant would have caused them to make reference thereto in its report on the financial statements for such year and the subsequent interim period.

In connection with the audits of the two periods ended August 31, 2002 and 2001 and the subsequent interim period, the Former Accountant did not advise the Company with respect to any of the matters described in paragraphs (a)(1)(iv)(B)(1) through (3) of Item 304 of Regulation S-B.

The Company has provided the Former Accountant with a copy of the foregoing disclosures and has requested in writing that the Former Accountant furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. The Company has received the requested letter from the Former Accountant and a copy of the letter has been filed as an exhibit to this report in accordance with Item 601 of Regulation S-B.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Exhibit	Description

16.1	Letter of Former Auditor dated October 31, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DESTINY MEDIA TECHNOLOGIES, INC.

Date: October 31, 2003
	By:	/s/ Steve Vestergaard

STEVE VESTERGAARD
President